                                                                   Exhibit 10.21


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made by and between EXPRESSJET HOLDINGS, INC., a Delaware corporation ("Company"), and JOHN F. WOMBWELL ("Executive"), and is joined in solely for the purposes specified in
Section 5.13 by CONTINENTAL AIRLINES, INC., a Delaware corporation ("Continental").

                                  WITNESSETH:

         WHEREAS, Company is desirous of employing Executive as an employee on the terms and conditions, and for the consideration, hereinafter set forth and Executive is desirous of being employed by Company on such terms and conditions and for such consideration;

         NOW THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company, Continental (solely as specified in Section 5.13) and Executive agree as follows:

                       ARTICLE I: EMPLOYMENT AND DUTIES

         1.1 EMPLOYMENT; EFFECTIVE DATE. Beginning as of April 16, 2002 (the "Effective Date"), Company agrees to employ Executive and Executive agrees to be employed by Company, at will of both Company and Executive, subject to the terms and conditions of this Agreement.

         1.2 POSITION. From and after the Effective Date, Executive shall be employed in the position of Vice President, General Counsel and Secretary of Company and ExpressJet Airlines, Inc. and/or any successor to substantially all of the assets of ExpressJet Airlines, Inc. (ExpressJet Airlines, Inc. and any such successor shall be collectively referred to herein as "ExpressJet"), or Company shall employ, or cause a subsidiary of Company to employ, Executive in such other position or positions as the parties may mutually agree.

         1.3 DUTIES AND SERVICES. Executive agrees to serve in the positions referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices as determined by Company or ExpressJet, as applicable, as well as such additional duties and services which Executive from time to time may be reasonably directed to perform by Company or ExpressJet, as applicable.

                  ARTICLE II: AT-WILL EMPLOYMENT RELATIONSHIP

         2.1 EMPLOYMENT AT-WILL. The employment relationship between Executive and Company is at-will. Each of Executive and Company shall have the right to terminate the employment relationship at any time and for any reason whatsoever, with or without cause, and without any liability or obligation except as may be expressly provided in this Agreement.

         2.2 NOTICE OF TERMINATION. If Company or Executive desires to terminate Executive's employment hereunder, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

                     ARTICLE III: COMPENSATION AND BENEFITS

         3.1 BASE SALARY. During the period of this Agreement, Executive shall receive a minimum annual base salary equal to the greater of (i) $205,000.00 or
(ii) such amount as Company and Executive mutually may agree upon from time to time. Executive's annual base salary shall be paid in equal installments in accordance with Company's standard policy regarding payment of compensation to executives but no less frequently than semimonthly.

         3.2 BONUS PROGRAMS. Company shall pay Executive a sign-on bonus in an amount equal to $75,000.00 (which amount shall be paid to Executive as soon as administratively feasible after the Effective Date). Company or ExpressJet shall establish a management bonus program (the "Management Bonus Program") for the fiscal year beginning on January 1, 2002, subject to terms and conditions to be determined in the sole discretion of the Board of Directors of Company (the "Board of Directors") or the Human Resources Committee of the Board of Directors. For the 2002 fiscal year, Executive's target bonus under the Management Bonus Program shall be in an amount equal to $92,250.00 (45% of Executive's annual base salary as in effect on the Effective Date).

         3.3 OTHER COMPANY BENEFITS. Executive shall be entitled to four weeks of vacation benefits annually. During his employment hereunder, Executive and, to the extent applicable, Executive's family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated employees of Company or ExpressJet. Such benefits, plans and programs may include, without limitation, profit sharing plan, thrift plan, annual physical examinations, health insurance or health care plan, life insurance, disability insurance, pension plan, pass privileges on Continental or ExpressJet flights, flight privileges and the like. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to similarly situated employees generally; provided, however, that Company shall not change, amend or discontinue Executive's Flight Privileges (as defined below) without his prior written consent. Under the Company 2002 Stock Incentive Plan, Executive will receive an initial grant of options for 60,000 shares of common stock of Company on the day of pricing of the initial public offering of Company's common stock at the initial public offering price. The options will vest in fourths annually beginning on the first anniversary of the date of grant. Executive will also be eligible for additional grants in accordance with Company policy and Executive's position within the Company.

         3.4 CONTINENTAL AIRLINES, INC. PROGRAMS. Notwithstanding any provision to the contrary in the Continental Airlines, Inc. Long Term Incentive Performance Award Program (the "LTIP"), the Continental Airlines, Inc. Management Bonus Program or any other bonus program adopted by the Human Resources Committee of the Board of Directors of Continental for 2002 (collectively, the "Continental Bonus Programs"), or the Continental Airlines, Inc. Officer Retention and Incentive Award Program (the "Retention Program"), Executive shall have no right to participate in the LTIP, the Continental Bonus Programs and the Retention Program, and Executive hereby waives any and all rights to notices or any other actions necessary to prevent Executive from participating in the LTIP, the Continental Bonus Programs and the Retention Program in accordance with the foregoing provisions of this paragraph 3.4.

                       ARTICLE IV: EFFECT OF TERMINATION

         4.1 EFFECT ON COMPENSATION. Upon termination of the employment relationship by either Executive or Company, regardless of the reason therefor, all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment, except that (A) if such termination shall constitute an Involuntary Termination (as such term is defined in paragraph 4.4), then, subject to the provisions of paragraphs 4.2 and 4.3,
(i) Company shall provide Executive with Flight Privileges (as such term is defined in paragraph 4.4) for the remainder of Executive's lifetime, (ii) Company shall provide Executive and his eligible dependents with Continuation Coverage (as such term is defined in paragraph 4.4) for the Severance Period (as such term is defined in paragraph 4.4), and (iii) Company shall pay Executive the Monthly Severance Amount (as such term is defined in paragraph 4.4) each month during the Severance Period, or (B) if such termination is a result of Executive's retirement under Company's retirement policy or program generally applicable to similarly situated employees of Company, then Company shall, subject to the provisions of paragraph 4.3, provide Executive with Flight Privileges for the remainder of Executive's lifetime. No remuneration or wages earned by Executive during or with respect to the Severance Period (whether earned as an employee, independent contractor, sole proprietor, joint venturer, or otherwise) shall reduce Company's obligation to pay the Monthly Severance Amount each month during the Severance Period. Company may set off any amounts owed by Executive to Company or any of its affiliates against any obligation to pay the Monthly Severance Amount.

         4.2 LIQUIDATED DAMAGES. In light of the difficulties in estimating the damages to Executive in the event Executive's employment is subject to an Involuntary Termination, Company and Executive hereby agree (for themselves and for the express and directly enforceable benefit of Continental and Company's affiliates) that the payments and benefits, if any, to be received by Executive pursuant to paragraph 4.1 shall be received by Executive as liquidated damages. Payment of the compensation and benefits to Executive pursuant to paragraph 4.1 shall be offset against any amounts to which Executive may otherwise be entitled under any and all severance plans and policies maintained by Company or its affiliates.

         4.3 CERTAIN POST-TERMINATION OBLIGATIONS. All payments and benefits to Executive hereunder shall be subject to Executive's compliance with the following provisions for one full year after the termination of Executive's employment hereunder:

                  (i) Executive shall, upon reasonable notice, furnish such information and proper assistance to Company, its affiliates and Continental as may reasonably be required in connection with any litigation in which it or any of its affiliates or Continental is, or may become, a party;

                  (ii) Executive shall not discuss with any other employee of Company or an affiliate of Company the formation or operations of any business intended to compete with Company or its affiliates, and will not solicit or cause to be solicited any employee of Company or its affiliates to leave the employ of Company or its affiliates;

                  (iii) any public statements made by Executive concerning Company or its affiliates or Continental, or their officers, directors, or employees shall be submitted in writing for prior approval by Company's or Continental's (as appropriate) public relations and legal departments, and Executive shall not make any such public statements which are not so approved; and

                  (iv) upon termination of employment, Executive shall (a) promptly return to Company all property (including all keys, passes, credit cards, documents, memoranda and computer hardware and software) of Company or any of its affiliates or Continental then in his possession or control, and (b) in the same manner as if he were still employed by Company, hold in confidence, and not disclose to any person, all business plans, trade secrets, and confidential or proprietary information of Company or any of its affiliates or Continental, and shall not use any such plans, secrets or information in a manner which is detrimental to Company or its affiliates or Continental.

         If Executive fails to comply with the above obligations, Company may cease making any and all payments hereunder, and Company, Company's affiliates and Continental may cease extending benefits to Executive and may recover by appropriate action instituted in any court of competent jurisdiction any severance payments theretofore paid to Executive. Executive agrees that the obligations of Executive contained in this paragraph 4.3 are in addition to any rights Company, Company's affiliates or Continental may have in law or at equity, and that it is not possible to measure in money the damages which may be suffered by Company, Company's affiliates or Continental if Executive breaches any of the provisions of this paragraph 4.3. Therefore, if Executive breaches any of the provisions of this paragraph 4.3, each of Company, Company's affiliates and Continental shall be entitled to an injunction restraining Executive from violating such provisions. If Company, any affiliate of Company or Continental shall institute any action or proceeding to enforce any such obligations, Executive hereby irrevocably waives the claim or defense that Company, an affiliate of Company or Continental has an adequate remedy at law and agrees not to assert in any such action or proceeding such claim or defense. The foregoing shall not prejudice Company's (or any of its affiliates') or Continental's right to require Executive to account for and pay over to Company, a Company affiliate or Continental, and Executive agrees to account for and pay over, the compensation, profits, monies, accruals and other benefits derived or received by Executive as a result of any transaction or occurrence constituting a breach of this paragraph 4.3. The duration of the obligations of Executive under this paragraph 4.3 shall be extended by and for the term of any period during which Executive is in breach of this paragraph 4.3.

         4.4 CERTAIN DEFINITIONS AND ADDITIONAL TERMS. As used herein, the following capitalized terms shall have the meanings assigned below:

                  (i) "Continuation Coverage" shall mean the continued coverage of Executive and his eligible dependents under the welfare benefit plans available to similarly situated employees of Company who have not terminated employment (or the provision of equivalent benefits), including, without limitation, medical, health, dental, life insurance, disability, vision care, accidental death and dismemberment, and prescription drug, at no greater cost to Executive than that applicable to a similarly situated Company employee who has not terminated employment; provided, however, that (1) subject to clause (2) below, the coverage under a particular welfare benefit plan (or the receipt of equivalent benefits) shall terminate upon Executive's receipt of comparable benefits from a subsequent employer and (2) if Executive (and/or his eligible dependents) would have been entitled to retiree coverage under a particular welfare benefit plan had he voluntarily retired on the date of his Involuntary Termination, then such coverage shall be continued as provided in such plan upon the expiration of the Severance Period. Notwithstanding any provision in this Article IV to the contrary, to the extent permitted by applicable law, Executive's entitlement to any benefit continuation pursuant to Section 601 et. seq. of the Employee Retirement Income Security Act of 1974, as amended, shall commence at the end of the period of, and shall not be reduced by the provision of, any applicable Continuation Coverage;

                  (ii) "Flight Privileges" shall mean flight privileges on each airline operated by Company, Continental or any of their respective affiliates or any successor or successors thereto (the "System"), consisting of space available flight passes for Executive and Executive's eligible family members (as such eligibility was in effect on May 18, 1999), a Universal Air Travel Plan (UATP) card (or, in the event of discontinuance of the UATP program, a similar charge card permitting the purchase of air travel through direct billing to Company, Continental, ExpressJet or any successor or successors thereto (a "Similar Card")) in Executive's name for charging on an annual basis up to the applicable Annual Travel Limit (as hereinafter defined) with respect to such year in value (valued identically to the calculation of imputed income resulting from such flight privileges described below) of flights (in any fare class) on the System for Executive, Executive's spouse, Executive's family and significant others as determined by Executive, and payment by Company to Executive (while an officer of Company) of an annual amount (not to exceed in any year the Annual Gross Up Limit (as hereinafter defined) with respect to such year) sufficient to pay, on an after tax basis (i.e., after the payment by Executive of all taxes on such amount), the U.S. federal, state and local income taxes on imputed income resulting from such flights (such imputed income to be calculated during the term of such Flight Privileges at the lowest published or unpublished fare (i.e., 21 day advance purchase coach fare, lowest negotiated consolidator net fare, or other lowest available fare) for the applicable itinerary (or similar flights on or around the date of such flight), regardless of the actual fare class booked or flown, or as otherwise required by law) or resulting from any other flight privileges extended to Executive as a result of Executive's service as an executive of Company; provided, however, that the term "Flight Privileges" shall not include flight privileges on Continental or any airline operated by Continental or any of its affiliates or any successor or successors thereto or a UATP card (or Similar Card) issued by or used to charge flights on Continental or any airline operated by Continental or any of its affiliates or any successor or successors thereto (if Continental may be liable for any charges thereon or may not receive the full amounts charged for flights on Continental or such other airline) after the first to occur of (1) the date Executive's employment with Company and its affiliates terminates for any reason whatsoever or (2) the last day of the Capacity Purchase Period (as such term is defined in that certain Employee Benefits Separation Agreement to be entered into by and among Continental, Company, ExpressJet Airlines, Inc. and XJT Holdings, Inc. in connection with the initial public offering of Company's common stock);

                  (iii) "Involuntary Termination" shall mean any termination of Executive's employment with Company which does not result from Executive's (A) resignation, (B) death, (C) gross negligence or willful misconduct in performance of the duties and services required of Executive pursuant to this Agreement, or failure to perform Executive's duties hereunder after written notice of such failure has been delivered by Company to Executive and Executive has not cured such failure within 10 days of receipt of such notice, (D) breach of any provision of this Agreement, (E) becoming incapacitated by accident, sickness or other circumstance which renders Executive mentally or physically incapable of performing the duties and services required of Executive hereunder on a full-time basis for a period of at least 90 days, (F) drug or alcohol abuse by Executive which materially adversely affects Executive's ability to perform his duties hereunder, or (F) retirement under the retirement policy or program generally applicable to similarly situated employees of Company; provided, however, that an "Involuntary Termination" shall include a resignation by Executive of his employment with Company if such resignation occurs within 60 days after Executive receives notice that Company or ExpressJet is requiring Executive to relocate his principal place of employment to a location that is more than 50 miles outside of the Houston, Texas metropolitan area;

                  (iv) "Monthly Severance Amount" shall mean an amount equal to one-twelfth of Executive's annual base salary pursuant to paragraph 3.1 in effect immediately prior to Executive's Involuntary Termination; and

                  (v) "Severance Period" shall mean the period commencing on the date of Executive's Involuntary Termination and continuing for 18 months.

         As used for purposes of Flight Privileges, with respect to any year, "Annual Travel Limit" shall mean an amount (initially $25,000), which amount shall be adjusted (i) annually to add thereto any portion of such amount unused since the end of the year 2002, and (ii) after the adjustment described in clause (i) above, automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by Continental as of May 18, 1999), so as to preserve the benefit of $25,000 annually (adjusted in accordance with clause (i) above) of flights relative to the valuations resulting from the valuation methodology used by Continental as of May 18, 1999 (e.g., if a change in the valuation methodology results, on average, in such flights being valued 15% higher than the valuation that would result using the valuation methodology used by Continental as of May 18, 1999, then the Annual Travel Limit would be increased by 15% to $28,750, assuming no other adjustments pursuant to clause
(i) above). In determining any adjustment pursuant to clause (ii) above, Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation (and the basis for any adjustments pursuant to clause
(i) above) will be
provided to Executive upon request. Company will promptly notify Executive in writing of any adjustments to the Annual Travel Limit described in this paragraph.

         As used for purposes of Flight Privileges, with respect to any year, the term "Annual Gross Up Limit" shall mean an amount (initially $7,500), which amount shall be adjusted (i) annually to add thereto any portion of such amount unused since the end of the year 2002, and (ii) after the adjustment described in clause (i) above, automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by Continental as of May 18, 1999), so as to preserve the benefit of $7,500 annually (adjusted in accordance with clause (i) above) of tax gross up relative to the valuations resulting from the valuation methodology used by Continental as of May 18, 1999 (e.g., if a change in the valuation methodology results, on average, in flights being valued 15% higher than the valuation that would result using the valuation methodology used by Continental as of May 18, 1999, then the Annual Gross Up Limit would be increased by 15% to $8,625, assuming no other adjustments pursuant to clause (i) above). In determining any adjustment pursuant to clause (ii) above, Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation (and the basis for any adjustments pursuant to clause
(i) above) will be provided to Executive upon request. Company will promptly notify Executive in writing of any adjustments to the Annual Gross Up Limit described in this paragraph.

         As used for purposes of Flight Privileges, a year may consist of twelve consecutive months other than a calendar year, it being Company's practice as of the date hereof for purposes of Flight Privileges for a year to commence on December 1 and end on the following November 30 (for example, the twelve-month period from December 1, 2001 to November 30, 2002 is considered the year 2002 for purposes of Flight Privileges).

         As used for purposes of Flight Privileges, the term "affiliates" (a) when used with respect to Company, means any entity controlled by, controlling, or under common control with Company, and (b) when used with respect to Continental, means any entity controlled by, controlling, or under common control with Continental. For these purposes control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock of such entity. For purposes of Flight Privileges, however, Continental and Company shall not be deemed affiliates.

         No tickets issued on the System in connection with the Flight Privileges may be purchased other than directly from Company, Continental, ExpressJet or their respective successor or successors (i.e., no travel agent or other fee or commission based distributor may be used), nor may any such tickets be sold or transferred by Executive or any other person, nor may any such tickets be used by any person other than the person in whose name the ticket is issued. Executive agrees that, after receipt of an invoice or other accounting statement therefor, he will promptly (and in any event within 45 days after receipt of such invoice or other accounting statement) reimburse Company, ExpressJet or Continental, as appropriate, for all charges on his UATP card (or Similar Card) which are not for flights on the System and which are not otherwise reimbursable to Executive under the applicable policies of Company for reimbursement of business expenses of officers of Company (or, if so reimbursable, are payable by Continental and are not reimbursed by Company to Continental), or which are for tickets in excess of the applicable Annual Travel Limit. Executive agrees that the credit availability under Executive's UATP card (or Similar Card) may be suspended if Executive does not timely reimburse Company, ExpressJet or Continental, as appropriate, as described in the foregoing sentence or if Executive exceeds the applicable Annual Travel Limit with respect to a year; provided, that, immediately upon Company's, ExpressJet's or Continental's, as appropriate, receipt of Executive's reimbursement in full (or, in the case of exceeding the applicable Annual Travel Limit, beginning the next following year and after such reimbursement), the credit availability under Executive's UATP card (or Similar Card) will be restored.

         The sole cost to Executive of flights on the System pursuant to use of Executive's Flight Privileges will be the imputed income with respect to flights on the System charged on Executive's UATP card (or Similar Card), calculated throughout the term of Executive's Flight Privileges at the lowest published or unpublished fare (i.e., 21 day advance purchase coach fare, lowest negotiated consolidator net fare or other lowest available fare) for the applicable itinerary (or similar flights on or around the date of such flight), regardless of the actual fare class booked or flown, or as otherwise required by law, and reported to Executive as required by applicable law. With respect to any period for which Company is obligated to provide the tax gross up described above, Executive will provide to Company, upon request, a calculation or other evidence of Executive's marginal tax rate sufficient to permit Company to calculate accurately the amount to be paid to Executive.

         Executive will be issued a UATP card (or Similar Card) and an appropriate flight pass identification card, each valid at all times during the term of Executive's Flight Privileges.

         Flight Privileges are intended to be used solely for personal reasons and may not be used for business purposes (other than business on behalf of Company). Accordingly, notwithstanding any provision herein to the contrary, credit availability on Executive's UATP card (or any Similar Card) may be suspended, and Executive's UATP card (or any Similar Card) may be revoked or cancelled, if Executive's UATP card (or any Similar Card) is used for business purposes (other than business on behalf of Company) and, after receiving written notice from Company (or Continental if such non-allowable usage is on Continental or any of its affiliates of any successor or successors thereto) to cease such usage, Executive again uses his UATP card (or any Similar Card) for any business purpose (other than business on behalf of Company).

                            ARTICLE V: MISCELLANEOUS

         5.1 NOTICES. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         IF TO COMPANY TO:      ExpressJet Holdings, Inc.
                                1600 Smith Street, Dept. HQSCE
                                Houston, Texas 77002
                                Attention: Chief Executive Officer

         IF TO CONTINENTAL TO:      Continental Airlines, Inc.
                                    1600 Smith Street, Dept. HQSLG
                                    Houston, Texas 77002
                                    Attention: General Counsel

         IF TO EXECUTIVE TO:        John F. Wombwell
                                    335 Westminster Drive
                                    Houston, Texas 77024

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         5.2 APPLICABLE LAW. THIS CONTRACT IS ENTERED INTO UNDER, AND SHALL BE GOVERNED FOR ALL PURPOSES BY, THE LAWS OF THE STATE OF TEXAS.

         5.3 NO WAIVER. No failure by either party hereto at any time to give notice to any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         5.4 SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

         5.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

         5.6 WITHHOLDING OF TAXES AND OTHER EMPLOYEE DEDUCTIONS. Company, its affiliates and Continental may withhold from any benefits and payment made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's or Continental's employees generally.

         5.7 HEADINGS; AFFILIATES. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. Except as otherwise provided herein, for purposes of this Agreement, the term "affiliate," as applied to an entity (the "First Entity"), means an entity who directly, or indirectly through one or more intermediaries, is controlled by, is controlling, or is under common control with the First Entity.

         5.8 GENDER AND PLURALS. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

         5.9 SUCCESSORS. This Agreement shall be binding (in the case of Continental, solely as provided in Section 5.13 hereof) upon and inure to the benefit of Company, Continental and their respective successors, and in each case successor shall include, without limitation, any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company or Continental (as applicable) by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of any party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other parties.

         5.10 EFFECT OF TERMINATION. Termination of the employment relationship under this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to or upon such termination.

         5.11 ENTIRE AGREEMENT. Except as provided in (i) the benefits, plans, and programs referenced in paragraph 3.3 and any awards under Company's stock incentive plans, the Management Bonus Program or similar plans or programs adopted by Company or ExpressJet after the Effective Date and (ii) separate agreements (if any) governing Executive's flight privileges relating to other airlines, this Agreement, as of the Effective Date, will constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

         5.12 DEEMED RESIGNATIONS. Any termination of Executive's employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, and an automatic resignation of Executive from the Board of Directors (if applicable) and from the board of directors of any affiliate of Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company's or such affiliate's designee or other representative.

         5.13 JOINDER. Continental is a party to this Agreement solely with respect to (a) the benefits to Continental described in the provisions of paragraphs 3.4 and 5.6, and (b) the obligations of Continental relating to Flight Privileges as set forth in Article IV and as provided in paragraph 3.3. In addition, any provision of this Agreement that is for the benefit of or otherwise relates to Continental shall be directly enforceable by Continental.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 16th day of April, 2002, to be effective as of the Effective Date.

                                   EXPRESSJET HOLDINGS, INC.


                                   By: /s/ James B. Ream
                                       ----------------------------------
                                           James B. Ream
                                           President and
                                           Chief Executive Officer

                                   "EXECUTIVE"


                                   /s/ John F. Wombwell
                                   --------------------------------------
                                            John F. Wombwell

                                   CONTINENTAL AIRLINES, INC.


                                   By: /s/ Michael H. Campbell
                                       ----------------------------------
                                           Michael H. Campbell
                                           Senior Vice President - Human
                                           Resources and Labor Relations

                            EXPRESSJET HOLDINGS, INC.
                                   1600 SMITH
                                HOUSTON, TX 77002

                                 April 24, 2002


Dear Mr. Wombwell:

         You currently have Flight Privileges pursuant to your employment agreement with ExpressJet Holdings, Inc. (the "Company"), to which Continental Airlines, Inc. ("Continental") is a party for certain purposes. Capitalized terms used in this letter agreement are used with the same meanings ascribed to them in your employment agreement.

         The last paragraph contained in Section 4.4 of your employment agreement is hereby amended to read in its entirety as follows:

         "Flight Privileges are intended to be used solely for personal reasons and may not be used for business purposes (other than, with respect to Flight Privileges on the CO system, business purposes on behalf of the Company (during the term of the Capacity Purchase Agreement between the Company and Continental) or Continental, and with respect to Flight Privileges on the System (excluding the CO system), business purposes on behalf of Continental (during the term of such Capacity Purchase Agreement) or the Company). Accordingly, notwithstanding any provision herein to the contrary, credit availability on Executive's UATP card (or any Similar Card) may be suspended, and Executive's UATP card (or any Similar Card) may be revoked or cancelled, if Executive's UATP card (or any Similar Card) is used for business purposes (other than as described above) and, after receiving written notice from the Company (or Continental if such non-allowable usage is on Continental or any of its affiliates or any successor or successors thereto) to cease such usage, Executive again uses his UATP card (or any Similar Card) for any business purpose (other than as described above). The parties hereto agree that Continental's obligations regarding Flight Privileges are limited to each airline operated by Continental or any of its affiliates or any successor or successors thereto (the "CO system"), and that the Company's obligations regarding Flight Privileges extend to the System other than the CO system."

         If you agree with the foregoing, please sign the enclosed copy of this letter agreement, whereby this letter agreement shall be a binding agreement among you, the Company and Continental and shall amend your employment agreement accordingly.

Sincerely,


EXPRESSJET HOLDINGS, INC.                      CONTINENTAL AIRLINES, INC.


By: /s/ James B. Ream                          By: /s/ Michael H. Campbell
    ----------------------------                   ---------------------------
        James B. Ream                                  Michael H. Campbell
        President and                                  Senior Vice President-
        Chief Executive Officer                        Human Resources and
                                                       Labor Relations


Agreed:


/s/ John F. Wombwell
--------------------